Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ARCADIA BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	13,000,000(1)	(2)	$6,545,730(2)	$0.00015310	$1,002.16

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities	—	—	—	—		—			—	—	—

	Total Offering Amounts					$6,545,730 (2)	—	$1,002.16

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,002.16

(1)

Relates to common stock, $0.001 par value per share, of Arcadia Biosciences, Inc., a Delaware corporation (the “Company”), issuable to the limited partners of Roosevelt Resources LP, a Texas limited partnership (the “Partnership”) in exchange for all of the limited partnership interests of the Partnership (the “Exchange”). The amount of the Company’s common stock to be registered includes the estimated maximum number of shares of common stock of the Company that are expected to be issued pursuant to the Exchange.

(2)

As there is no market for the limited partnership interests of the Partnership, the proposed maximum offering price per share was calculated using the book value of the limited partnership interests of the Partnership as of September 30, 2024, which amount equals $6,545,730, in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) promulgated under the Securities Act, the proposed maximum aggregate offering price was calculated based upon the estimated book value of the limited partnership interests of the Partnership to be exchanged in the proposed transaction, as of immediately prior to the proposed transaction. The Partnership is a private company and no market exists for its securities.